                                                           Exhibit 23

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in the following Registration Statements of IMC Global Inc. and in the related prospectuses of our report, dated January 27, 2003, except for Note 8 and Note 10, as to which the date is March 17, 2003, with respect to the consolidated financial statements of IMC Global Inc. incorporated by reference in this Annual Report (Form 10-K) for the year ended December 31, 2002.

Commission File No.
Form S-3	Form S-4	Form S-8
333-27287 333-40377 333-70797	333-71510 333-103362	333-00189 333-00439 333-22079 333-22080 333-38423 333-40377 333-40781 333-40783 333-56911 333-59685 333-59687 333-70039 333-70041

Ernst & Young LLP

Chicago, Illinois
March 17, 2003

Return to IMC Global Inc. Form 10-K